Exhibit 10.22

SECONDMENT AGREEMENT

THIS AGREEMENT, dated as of March 6, 2007 (the “Secondment Agreement”) by and between HUNGARIAN TELEPHONE AND CABLE CORP., a corporation organized under the laws of the state of Delaware (“HTCC”), and TDC A/S, a company organized under the laws of Denmark (“TDC”).

WHEREAS, the parties have determined that it is appropriate and in the interests of both of them for TDC to second the services of TORBEN V. HOLM (the “Principal”) to HTCC upon the terms set forth herein; and

WHEREAS, in accordance with the foregoing, the services of the Principal have been made available to HTCC since May 2005 on the basis that TDC would be compensated for making such services available as confirmed in this Secondment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto confirm their mutual agreement with respect to the secondment of the services of the Principal to HTCC as follows:

1. Secondment. (a) TDC and HTCC acknowledge and confirm that since May 2005 the Principal has been, and continuing in the future as provided herein the Principal shall be, seconded by TDC to HTCC, where he has served since May 2005 and will continue to serve as President and CEO of HTCC. The Principal shall also serve as an officer or director of any direct or indirect subsidiary of HTCC as he may be requested so to serve by HTCC’s board of directors (the “Board”). TDC shall require that, in any such position, the Principal shall perform such services as the Board and the board of directors of any such subsidiary, respectively, shall reasonably request, in a manner consistent with the reasonable policies of HTCC or any such subsidiary notified to the Principal. In any such position, the Principal shall be an employee of TDC and shall not be an employee of HTCC. TDC shall use its reasonable endeavors to cause the Principal to resign all such positions upon the termination of his secondment hereunder.

(b) So long as the Principal is an employee of TDC, during the Term, TDC shall require the Principal to provide services to HTCC and its subsidiaries pursuant to this Secondment Agreement on a substantially full-time basis.

2. Term of Secondment. The Principal’s secondment under this Secondment Agreement shall not have a fixed term, but may be canceled (i) by mutual consent of HTCC and TDC at any time, (ii) unilaterally by HTCC upon the decision of a majority of the independent members of the Board, (iii) unilaterally by TDC with advance written notice of at least 30 days, (iv) with immediate effect in the event of the termination of the Principal’s employment with TDC (regardless of the reason therefore), (v) unilaterally by TDC at any time if TDC ceases to own, directly or indirectly, at least a majority of the outstanding common stock of HTCC or (vi) by either HTCC or TDC in the event the other party materially breaches its obligations under this

Secondment Agreement or becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, or becomes subject to any proceeding under any bankruptcy or insolvency law, whether domestic or foreign, or has wound up or liquidated, voluntarily otherwise. In the event that HTCC terminates the secondment pursuant to clause (ii) of the preceding sentence, it will provide TDC with advance written notice of at least 30 days. Solely for purposes of this Secondment Agreement, a member of the Board is considered “independent” if, as of the date of determination, he or she is not an officer, employee or director of TDC or any of TDC’s parent entities and has not been such an officer, employee or director at any time during the preceding five years. The period of the Principal’s secondment under this Secondment Agreement is referred to as the “Term.”

3. Principal’s Compensation and Benefits. Except as otherwise provided in Section 4(c) through 4(f), TDC shall be solely responsible for payment of the Principal’s compensation and benefits, and the Principal shall not be entitled to any compensation or benefits from HTCC for services performed for HTCC or any of its subsidiaries in any capacity.

4. Fees and Other Payments. In consideration for the Principal’s services pursuant to this Secondment Agreement, HTCC agrees to make reimbursements to TDC as follows:

(a) Fee for Period Ending April 30, 2006. No later than 45 days after the receipt of the invoice from TDC to HTCC, HTCC shall pay to TDC the amount of €436,774 as reimbursement for the compensation, benefits and related costs for the Principal for the period May 1, 2005 through April 30, 2006.

(b) Monthly Fee. Beginning May 1, 2006 and continuing for the duration of the Term, HTCC agrees to make a monthly payment to TDC of €36,200 (the “Monthly Reimbursement”), as reimbursement for the compensation, benefits and related costs for the Principal. No later than 45 days after the receipt of the invoice from TDC to HTCC, HTCC shall pay TDC the Monthly Reimbursement for the period May 2006 through January 2007, inclusive (an aggregate of €325,800). Starting with the Monthly Reimbursement for February 2007, the Monthly Reimbursement will be payable in arrears, no later than the 15th day of the month following the month to which the Monthly Reimbursement relates, provided that HTCC has received an invoice from TDC relating to the Monthly Reimbursement.

(c) Budapest Apartment. In addition to the amounts set forth in Section 4(a) and 4(b), HTCC will absorb the rent for the apartment in Budapest that the Principal rents and related utility costs for the period ending April 30, 2006. Beginning May 1, 2006 and continuing until the end of the Term, HTCC will continue to be responsible for the apartment rent. Any utility costs paid or reimbursed by HTCC for any period after April 30, 2006 will be deducted from the Monthly Fee. HTCC may satisfy its obligations under this Section 4(c) either by paying the rent and utility costs directly or by reimbursing TDC or the Principal for rent or costs paid by him or it. The provisions of this Section 4(c) relate exclusively to the Budapest apartment currently occupied by the Principal. Should the Principal change his residence, HTCC shall have no further obligation under this Section 4(c) unless the Board has approved the Principal’s relocation in advance, including the terms of any rental arrangement.

(d) Budapest Car and Fuel. HTCC has provided, and will continue to provide for the duration of the Term, a dedicated automobile for the Principal’s exclusive use in Hungary. Costs of maintaining the automobile, including registration, car insurance and fuel, will be provided on the same terms and conditions applicable to the other officers and employees of HTCC in Budapest who have a dedicated automobile.

(e) Air Fare. HTCC will absorb the costs of the compensatory airfare it has paid for the Principal’s travel through the date hereof and will continue to absorb the costs of such compensatory airfare throughout the term of this Secondment Agreement. For purposes of this Secondment Agreement, “compensatory airfare” means the cost of air travel for any trips other than legitimate business trips undertaken by the Principal on HTCC’s behalf. Without limiting the generality of the preceding sentence, air fare for the Principal’s weekly commute between Copenhagen and Budapest is compensatory airfare.

(f) Bonus. No later than 45 days after the receipt of the invoice from TDC to HTCC, HTCC shall reimburse TDC for the Principal’s start-up bonus and performance bonus for 2005 in an aggregate amount of €51,783. Beginning with 2006, HTCC will reimburse TDC for bonus compensation paid to the Principal only if, and to the extent that, the bonus is calculated based on performance criteria established by the Board and the bonus amount is approved by the Board prior to payment based on its evaluation of the Principal’s performance against such criteria.

(g) Other Expenses. The reimbursements provided for in this Section 4 are the payments for which HTCC shall be responsible in connection with the Principal’s secondment, and all other costs and expenses related to the Principal’s providing services with HTCC shall be the sole and exclusive responsibility of TDC. Without limiting the generality of the foregoing sentence, except as provided in this Section 4, HTCC shall have no obligation to reimburse either the Principal or TDC for, or to pay directly, any expenses incurred by or on behalf of the Principal or TDC in the course of the performance by the Principal of his services under this Agreement, and if HTCC does pay any such expenses, HTCC shall have the right to deduct such payments from the Monthly Fee and will, upon TDC’s request, provide TDC reasonable documentation for the expense incurred.

5. Independent Contractor Status. The Principal shall provide services to HTCC as an independent contractor and not as an employee. TDC shall be solely responsible for the withholding and payment of any and all taxes and other sums required to be withheld or paid by an employer pursuant to any and all laws applicable to the rendering of services by the Principal hereunder.

6. Death or Disability. If the Principal’s secondment hereunder is terminated by death or permanent disability, TDC shall be entitled only to payment of the Monthly Fee earned through and including the date of the Principal’s death or permanent disability and HTCC shall have no further obligations under this Secondment Agreement.

7. Trade Secrets. During the period of the Principal’s secondment hereunder and at all times thereafter, TDC shall, and shall require the Principal to, hold in secrecy for HTCC all trade secrets and other confidential information relating to HTCC’s business and affairs that may come to its or his knowledge or have come to its or his knowledge while heretofore providing services to HTCC, including but not limited to matters of a technical nature, such as, scientific, trade or engineering secrets, “know-how”, formulae, secret processes or machines, inventions, and research projects, and matters of a business nature, such as information about costs, profits, markets, sales, lists of customers and supplies, and other information of a similar nature, and plans for future development. Notwithstanding the preceding sentence, neither TDC nor the Principal shall be required to maintain the confidentiality of any information which (i) is or becomes available to the public other than as a result of disclosure by TDC or the Principal in violation of this Section 7 or (ii) TDC or the Principal is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. Except as required in the performance of the Principal’s duties to HTCC under this Secondment Agreement, TDC shall require the Principal not to use for his own benefit or disclose to any person, directly or indirectly, any trade secrets or other confidential information relating to HTCC’s business and affairs unless such use or disclosure has been specifically authorized in writing by HTCC in advance.

8. Miscellaneous. (a) Notices. Any notice required or permitted under this Secondment Agreement shall be given in writing and shall be deemed to have been effectively made or given if personally delivered, or if telegraphed, faxed, telexed or cabled to the other party at its address set forth below in this Section 8(a), or at such other address as such party may designate by written notice to the other party hereto. Any effective notice hereunder shall be deemed given on the date personally delivered or on the date telegraphed, faxed, telexed, or cabled, as the case may be, at the following address:

(i)	If to HTCC:

Hungarian Telephone and Cable Corp.

1201 Third Avenue, Suite 3400

Seattle, WA 98101-3034

Attention: Chief Financial Officer, with a copy sent to the attention of the General Counsel

Fax: 206-652-2911

(ii)	If to TDC:

TDC Mobile International A/S

Noerre gade 21

DK-0900 Copenhagen C., Denmark

Attention: President, TDC Mobile International A/S

Fax: +45 43 71 47 33

(b) Disputes. Any disputes under this Secondment Agreement between the parties hereto shall be settled by arbitration by an arbitrator who is mutually agreeable to the parties hereto. The decision in such arbitration shall be final and conclusive on the parties and judgement upon such decision may be entered in any court having jurisdiction thereof.

(c) Entire Agreement. This Secondment Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understanding between HTCC and TDC or the Principal relating to the performance of services by the Principal for HTCC in any capacity. This Secondment Agreement may be amended at any time only by mutual agreement of the parties hereto.

(d) Governing Law. This Secondment Agreement shall be construed, interpreted, and governed in accordance with the laws of Delaware without reference to rules relating to conflict of law.

(e) Assignment and Successors. This Secondment Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by TDC and HTCC. Subject to Section 2, in the event HTCC is merged, consolidated, liquidated, or otherwise combined into one or more corporations, the provisions of this Secondment Agreement shall be binding upon and inure to the benefit of the corporation resulting from such merger or to which the asset shall be sold or transferred, which corporation from and after the date of such merger, consolidation, sale or transfer shall be deemed to be HTCC for purposes of this Secondment Agreement. This Secondment Agreement shall not be assignable by TDC.

(f) Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Secondment Agreement.

(g) Counterparts. This Secondment Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, HTCC and TDC have executed this Secondment Agreement as of the day and year first above written.

HUNGARIAN TELEPHONE AND CABLE CORP.

By:	/s/ John B. Ryan
Name: John B. Ryan
Title: Chairman, Audit Committee

TDC A/S

By:	/s/ Jesper Theill Eriksen
Name: Jesper Theill Eriksen
Title: President, TDC Mobile International